UNITED STATES

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Merrimack Pharmaceuticals, Inc.

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Merrimack Pharmaceuticals Announces Changes to Board of Directors

Company Enters into Cooperation Agreement with Newtyn Management and Western Standard

Independent Directors Noah Levy of Newtyn and Eric Andersen of Western Standard to Be Added to Merrimack Board, Effective Immediately

Newtyn and Western Have Agreed to Vote for Merrimack Slate of Nominees for 2019 Annual Meeting

Merrimack Believes that JFL Capital’s Plans for the Company Do Not Align with Views of Other Shareholders and Could Imperil Ability to Protect Potential Milestone Payments and NOLs

CAMBRIDGE, MA, September 19, 2019 – Merrimack Pharmaceuticals (Nasdaq: MACK) (the “Company” or “Merrimack”) announced today that, effective immediately, its Board of Directors has appointed Noah G. Levy, of Newtyn Management, LLC (“Newtyn”) and Eric D. Andersen, of Western Standard, LLC (“Western”) to the Board, pursuant to a cooperation agreement.

Including Messrs. Levy and Andersen, the Board will nominate five directors for election at the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), which is scheduled for October 17, 2019. Mr. Levy’s and Mr. Andersen’s funds, Newtyn and Western, collectively represent approximately 15% of Merrimack shares outstanding, and Merrimack shares represented by all five Merrimack nominees now total approximately 23% of shares outstanding.

Under the agreement Messrs. Levy and Andersen have agreed to waive compensation for their Board service. It also provides that the Board will form a Committee on Strategy and Expenses, chaired by Mr. Levy, that will focus on cost containment, continued NOL safeguarding and milestone payment and shareholder distribution maximization. As part of the cooperation agreement, both Newtyn and Western have agreed to vote for all five of Merrimack’s nominees for election at the 2019 Annual Meeting. Newtyn’s and Western’s voting and other commitments under the cooperation agreement generally are evergreen with certain limited exceptions.

These changes were reached following engagement with a significant portion of Merrimack’s institutional and retail shareholders. During this process, it became clear to Merrimack that the key priorities for its shareholders – including Newtyn and Western – generally are to:

•	Do everything possible to protect the more than $500 million in potential milestone payments the Company could receive from Ipsen S.A. and 14ner Oncology;

•	Protect the approximately $200 million in NOLs to shield potential tax payments related to the potential milestones;

•	Monetize the Company’s TNFR2 program, if possible, and other preclinical assets, in a cost-effective manner; and

•

Maximize asset value per share by conserving the Company’s cash reserves while maintaining minimal operations and periodically examining ways to return additional capital to shareholders whenever possible.

“We are pleased to welcome Noah and Eric to our Board and appreciate the support of two of our significant investors throughout this process,” said Gary Crocker, Chairman of Merrimack’s Board of Directors. “Merrimack has a carefully considered plan in place to continue our intense focus on cash management and to maximize the distribution of cash and potential milestone payments to our shareholders. Following numerous discussions with investors we feel confident that our strategy is aligned with their views.”

“As one of the Company’s largest shareholders, I look forward to serving on the Board. I also look forward to serving as Chair of the planned Committee on Strategy and Expenses, a position in which I intend to work to reduce costs, minimize risk and protect all fellow shareholders,” said Noah G. Levy of Newtyn.

Added Eric D. Andersen of Western, “I appreciate the constructive engagement and open dialogue with Merrimack’s Board, and with this cooperation agreement, I look forward to collaborating with other Board members to maximize value for all shareholders.”

Prior to reaching an agreement with Newtyn and Western, Merrimack also engaged extensively with JFL and its advisors in an effort to reach a constructive solution that would prevent a contested election. During these discussions, JFL communicated to the Board that its intended strategy was to use approximately $10-15 million of the Company’s current cash reserves to purchase and develop a new small molecule in early stages of therapeutic development – a strategy JFL admitted could also require the Company to raise additional funds, which would dilute existing shareholders and could impair the Company’s NOLs. Under JFL’s plan the Company would also explore the potential issuance of a preferred security entitling holders to the potential milestone payment, assuming this was possible from a tax perspective.

These discussions with JFL were constructive and resulted in the Company offering the fund two seats on the Board and proposing the formation of a strategic committee that would be chaired by one of the JFL nominees. Unfortunately, these discussions broke down over a few key issues, including the requirement by JFL that the strategic committee would have binding conditions placed on it preventing the committee from voting against an asset acquisition if they did not think it was in the best interest of the Company and all shareholders. Without this requirement in place, JFL would not agree to refrain from proxy fights against the Company following the 2019 Annual Meeting. Merrimack ultimately concluded this was not something that could be agreed to while preserving the Board’s ability to fulfill its fiduciary duties. Further, after receiving substantial shareholder feedback, the Board concluded that a one proxy season standstill did not provide a long-term solution to the cost and distraction associated with the constant threat of a proxy fight by JFL looming over the Company and the investment of our shareholders. In order to convince JFL to accept a standstill that lasted more than just through the 2019 Annual Meeting, the Board made a reasonable and shareholder-centric proposal that any strategy proposed by the strategic committee that the Board could not accept after taking into account its fiduciary duties would be put to a vote by all shareholders. JFL was unwilling to accept this proposal.

About Eric D. Andersen

Mr. Andersen has been a managing member / portfolio manager at Western Standard, LLC, an investment firm, since June 2008. Prior to that, Mr. Andersen served as an analyst at Ivory Capital and JCK Partners, both investment firms, from 2006 to 2008 and 2004 to 2006, respectively; an associate in the private equity group at J.P. Morgan Partners, LLC, from 2002 to 2004; and an analyst, mergers and acquisitions, at The Blackstone Group, an investment firm, from 2000 to 2002. Mr. Andersen holds a B.A. from Dartmouth College and is a CFA Charterholder.

About Noah G. Levy

Mr. Levy has been a managing member and portfolio manager at Newtyn Management, LLC, an investment firm, since June 2011. Prior to that, Mr. Levy served as a senior member at Tyndall Management, an investment firm, from 2002 to 2011, and as an analyst at Goldman Sachs, an investment bank and financial services company, from 2000 to 2002. Mr. Levy holds a B.A. from Dartmouth College.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company based in Cambridge, Massachusetts that is entitled to receive up to $455.0 million in contingent milestone payments related to its sale of ONIVYDE® to Ipsen S.A. in April 2017 and up to $54.5 million in contingent milestone payments related to its sale of anti-HER3 programs to 14ner Oncology, Inc. in July 2019. The Company is seeking potential acquirers for its remaining preclinical and clinical assets.

Investor Contact

Morrow Sodali

Michael Verrechia / Bill Dooley

Toll Free: (800) 662-5200

MACK@morrowsodali.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). The Company intends to file a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s preliminary proxy statement for the 2019 Annual Meeting contains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s preliminary proxy statement for the 2019 Annual Meeting, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.merrimack.com in the “Investors” section under “SEC Filings” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2018. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.merrimack.com in the “Investors” section under “SEC Filings.”

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about the declared special cash dividend, the sufficiency of Merrimack’s cash resources and Merrimack’s strategic plan, including the potential distribution of additional cash. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to the actions of JFL Capital Management LLC and other activist stockholders, expectations for achievement of contractual milestones and the availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on July 17, 2019 and the other reports Merrimack files with the SEC.